UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Alloy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date filed:

ALLOY, INC.

151 WEST 26TH STREET, 11TH FLOOR

NEW YORK, NEW YORK 10001

December 5, 2005

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Alloy, Inc. (the “Company”). The special meeting will be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, NY 10017 on January 12, 2006 at 9 AM local time to consider the following matters.

1.	To authorize the Company’s board of directors to amend the Company’s restated certificate of incorporation in order to effect a one for two, one for three or one for four reverse stock split of the issued and outstanding shares of the Company’s common stock. The reverse stock split will not occur unless the board of directors determines that it is in the best interests of the Company and its stockholders to proceed with a spinoff of the Company’s merchandising business and to implement the reverse stock split. No stockholder vote is required with respect to the spinoff.

2.	To consider any and all other matters that may properly come before the special meeting or any adjournment thereof.

The proposal to effect a reverse stock split is discussed in more detail in the attached proxy statement. Please read the attached proxy statement carefully. Only stockholders who owned shares at the close of business on November 25, 2005 are entitled to attend and vote at the special meeting or any adjournment of the special meeting.

You are urged to attend the special meeting in person, but, if you are unable to do so, the board of directors would appreciate the prompt return of the enclosed proxy card, dated and signed. You may revoke your proxy at any time before it is exercised, and your proxy will not be exercised if you attend the special meeting and vote in person.

By Order of the Board of Directors,

Gina R. DiGioia Secretary

December 5, 2005

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

ALLOY, INC.

151 WEST 26TH STREET, 11TH FLOOR

NEW YORK, NEW YORK 10001

December 5, 2005

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 12, 2006

TIME: 9 AM local time

DATE: January 12, 2006

PLACE:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, New York 10017

PURPOSES:

1.	To authorize the Company’s board of directors to amend the Company’s restated certificate of incorporation in order to effect a one for two, one for three or one for four reverse stock split of the issued and outstanding shares of the Company’s common stock. The reverse stock split will not occur unless the board of directors determines that it is in the best interests of the Company and its stockholders to proceed with a spinoff of the Company’s merchandising business and to implement the reverse stock split. No stockholder vote is required with respect to the spinoff.

2.	To consider any and all other matters that may properly come before the special meeting or any adjournment thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Alloy, Inc. common stock at the close of business on November 25, 2005. A list of stockholders of record will be available at the special meeting and during the 10 days prior to the special meeting at the office of the Secretary at the above address.

BY ORDER OF THE BOARD OF DIRECTORS

Gina R. DiGioia Secretary

ALLOY, INC.

151 WEST 26TH STREET, 11TH FLOOR

NEW YORK, NEW YORK 10001

PROXY STATEMENT FOR THE ALLOY, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 12, 2006

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE SPECIAL MEETING

Why am I receiving this proxy statement?

This proxy statement describes the proposal on which the board of directors of Alloy, Inc. would like you, as a stockholder, to vote at a special meeting of the stockholders of the Company, which will take place on January 12, 2006. It also gives you information on this proposal so that you can make an informed decision. We intend to mail this proxy statement and accompanying proxy card on or about December 5, 2005 to all stockholders of record entitled to vote at the special meeting.

In this proxy statement, we refer to Alloy, Inc. as the “Company”, “we”, “us” or “our.”

Who can vote at the special meeting of stockholders?

Stockholders who owned shares of our common stock on November 25, 2005 may attend and vote at the special meeting. Each share is entitled to one vote. There were 47,435,315 shares of the Company’s common stock outstanding on November 25, 2005. Information about the stockholdings of our directors and executive officers is contained in the section of this proxy statement entitled “Information About Alloy Security Ownership” on pages 12–14 of this proxy statement.

What is the proxy card?

The proxy card enables you to appoint James K. Johnson, Jr., our Chief Financial Officer and Chief Operating Officer, and/or Gina R. DiGioia, our Corporate Secretary and General Counsel, as your representatives at the special meeting. By completing and returning the proxy card, you are authorizing Mr. Johnson and Ms. DiGioia to vote your shares at the special meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, it is a good idea to complete and return your proxy card before the special meeting date just in case your plans change. If a proposal comes up for vote at the special meeting that is not on the proxy card, Mr. Johnson and Ms. DiGioia will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to authorize our board of directors in its discretion to amend our restated certificate of incorporation to effect a one for two, one for three or one for four reverse stock split of the issued and outstanding shares of our common stock (the “Reverse Stock Split”).

The board of directors has unanimously adopted a resolution approving the proposal to authorize the board of directors to amend the Company’s restated certificate of incorporation to effect the Reverse Stock Split. Approval of the proposal would give the board of directors discretionary authority to implement the Reverse Stock Split using a one for two, one for three or one for four ratio, with the specific ratio to be chosen by the board in its sole discretion. If implemented by the board of directors, the Reverse Stock Split would reduce the number of outstanding shares of common stock, but would not increase the par value of the common stock and would not change the number of authorized shares of common stock.

We will also transact any other business that properly comes before the special meeting.

What are the conditions to the Reverse Stock Split?

On May 31, 2005, we announced our intention to spinoff our merchandising business to our shareholders and that as a result such business will be carried out by an independent publicly-traded entity (the “Spinoff”). On September 7, 2005, dELiA*s, Inc. filed a registration statement on Form S-1 in connection with the Spinoff. The Reverse Stock Split will not occur until, and is expressly conditioned upon, the determination of the board of directors that it is in the best interests of the Company and its stockholders to effect the Spinoff. We currently expect the Spinoff to be completed by the end of the fourth quarter of our fiscal year ending January 31, 2006. In addition, we may abandon the plan to effectuate the Reverse Stock Split at any time after the stockholder vote if the board of directors, in its sole discretion, decides that it is no longer in the best interests of the Company and its stockholders. Assuming the board determines to proceed with the Reverse Stock Split, it is our intention that the Reverse Stock Split would be effected shortly after the Spinoff. No stockholder vote is required with respect to the Spinoff, and you are not being asked to vote on that transaction. We are only seeking your vote with respect to the Reverse Stock Split.

How does the board of directors recommend that I vote?

The board of directors unanimously recommends that the stockholders vote “for” the proposal.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If on November 25, 2005 your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are a stockholder of record who may vote at the special meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If on November 25, 2005 your shares are held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the special meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the special meeting.

How do I vote?

(1)	You may vote by mail.

You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of Mr. Johnson and Ms. DiGioia if a proposal comes up for a vote at the special meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

•	to approve the Reverse Stock Split, and

•	according to the best judgment of Mr. Johnson and Ms. DiGioia if a proposal comes up for a vote at the special meeting that is not on the proxy card.

(2)	You may vote in person at the special meeting.

We will pass out written ballots to anyone who wants to vote at the special meeting. However, if you hold your shares in street name, you must bring to the special meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name.

We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

What does it mean if I receive more than one proxy card?

You may have multiple accounts on record with our transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the special meeting. You may do this by:

•	sending a written notice to the Secretary of the Company, Ms. DiGioia, stating that you would like to revoke your proxy of a particular date,

•	signing another proxy card with a later date and returning it before the polls close at the special meeting, or

•	attending the special meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend the special meeting and vote at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

(1)	If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the rules of The Nasdaq Stock Market to vote customers’ unvoted shares on some “routine” matters. The proposal to approve the Reverse Stock Split is a routine matter. If you do not give a proxy to vote your shares, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

If a brokerage firm entitled to vote your shares leaves those shares unvoted, it is called a “broker non-vote.” Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your broker. If you hold your shares in street name and you do not authorize your broker to vote on your behalf, you must request a legal proxy from your stockbroker in order to vote at the special meeting. We encourage you to provide instructions to your brokerage firm by giving your proxy to your broker. This ensures your shares will be voted at the special meeting.

(2)	If your shares are in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the special meeting.

How are votes counted?

You may vote “for,” “against,” or “abstain” on approving the Reverse Stock Split.

How many stockholders are needed either in person or by proxy to hold the special meeting?

To hold the special meeting and conduct business, a majority of the Company’s outstanding shares entitled to vote as of November 25, 2005 must be present at the special meeting. This is called a quorum.

Shares are counted as present at the special meeting if the stockholder either:

•	is present and votes in person at the special meeting, or

•	has properly submitted a proxy card.

How many votes are required to approve the Reverse Stock Split?

A majority of the outstanding shares of the Company’s common stock is required to approve the Reverse Stock Split.

Am I being asked to vote on the Spinoff?

No. The Spinoff does not require a stockholder vote in order to occur, and so we are not asking for your vote for that transaction. However, the Reverse Stock Split will not occur unless and until the Spinoff has occurred.

What other conditions are there to the Reverse Stock Split?

In addition to the Spinoff having occurred, it is also a condition to the Reverse Stock Split that the board of directors conclude that the Reverse Stock Split is in the best interests of the Company and its stockholders at that time.

How many votes are required to approve other matters that may come before the stockholders at the special meeting?

A majority of the shares present at the special meeting, in person or by proxy, excluding broker non-votes is required to approve other matters that may come before the stockholders at the special meeting.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote in favor of approving the Reverse Stock Split.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the special meeting?

We will announce preliminary voting results at the special meeting. We also will publish the final results in our next required quarterly report on Form 10-Q. We will file that report with the Securities and Exchange Commission (the “SEC”), and you can obtain a copy by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room, or on the internet through the SEC’s electronic data system at www.sec.gov. You also can obtain a copy on the internet through the Investor Relations section of our website at www.alloyinc.com.

Who can help answer my questions?

You can call Gina DiGioia, our Secretary and General Counsel, at (212) 244-4307 with any questions about proposals described in this proxy statement or how to execute your vote.

PROXY STATEMENT

Our board of directors is soliciting proxies for the special meeting of stockholders to be held on January 12, 2006 at 9 AM local time at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017. This proxy statement contains important information for you to consider when deciding how to vote on the matters before the special meeting.

Our board of directors set November 25, 2005 as the record date for the special meeting. Stockholders who owned shares of common stock of Alloy, Inc. on that date are entitled to vote at and attend the special meeting. Each share is entitled to one vote. There were 47,435,315 shares of common stock of Alloy, Inc. outstanding on the record date.

Voting materials, which include this proxy statement and the proxy card, will be mailed to stockholders on or about December 5, 2005.

General Information

This proxy statement is being provided and the accompanying proxy is being solicited by our board of directors for use at the special meeting of stockholders of Alloy, Inc. to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017 on January 12, 2006 at 9 AM local time, or at any adjournment or postponement of the special meeting, for the purposes set forth in this proxy statement. We are mailing this proxy statement and accompanying proxy card on or about December 5, 2005 to all our stockholders entitled to notice of, and to vote at, the special meeting. Our principal executive office is located at 151 West 26th Street, 11th Floor, New York, New York 10001, and our telephone number is (212) 244-4307.

Solicitation

We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this proxy statement. We will furnish copies of solicitation materials to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of our common stock held in their names. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by our directors, officers and other employees. No additional compensation will be paid to our directors, officers or other employees for such services.

Record Date, Voting Rights and Outstanding Shares

Only holders of record at the close of business on November 25, 2005 will be entitled to notice of, and to vote at, the special meeting. As of November 25, 2005 we had 47,435,315 shares of common stock outstanding. Each share of common stock is entitled to one vote on each proposal that will come before the special meeting. A majority of the outstanding shares of common stock will constitute a quorum at the special meeting. Votes withheld, abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Broker Non-Votes

A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.”

Revocability of Proxy and Voting of Shares

Any stockholder giving a proxy has the power to revoke it at any time before the special meeting. It may be revoked by mailing to our Secretary, Gina R. DiGioia, at our principal executive offices at 151 West 26th Street, 11th Floor, New York, New York 10001, an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the special meeting and an election given to our Secretary to vote in person. If not revoked, the proxy will be voted at the special meeting in accordance with the stockholder’s instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted (i) FOR the proposal to authorize our board of directors in its discretion to amend the Company’s restated certificate of incorporation to effect a one for two, one for three or one for four reverse stock split of the issued and outstanding shares of the Company’s common stock, depending upon a determination by the board of directors that the Spinoff and the implementation of such a reverse stock split are in the best interests of the Company and its stockholders, and authorizing the board of directors to file such an amendment; and (ii) in accordance with the judgment of the proxy holders as to any other matter that may properly come before the special meeting or any adjournment thereof.

PROPOSAL 1

General

Our board of directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval, a proposal that Article Fourth of the Company’s restated certificate of incorporation be amended to effect the Reverse Stock Split at a one for two, one for three or one for four ratio. The specific ratio for the Reverse Stock Split will be determined by the board in its sole discretion, based upon the best interests of the Company and its stockholders. While the board currently contemplates that it will effect the Reverse Stock Split at a one for four ratio, stockholder approval is being sought to effect the Reverse Stock Split at a one for two, one for three or one for four ratio. This will give the board the flexibility to determine the ultimate reverse split ratio. The Reverse Stock Split is expressly conditioned upon the determination of the board of directors that is in the best interests of the Company to proceed with the Spinoff. We expect the Spinoff to be completed by the end of the fourth quarter of the fiscal year ending January 31, 2006. Our board’s decision whether or not, when and at what ratio to effect the Reverse Stock Split will also be based on a number of additional factors, including market conditions, existing and expected trading prices for our common stock and the continued listing requirements of the Nasdaq National Market. No stockholder vote is required with respect to the Spinoff, and you are not being asked to vote on that transaction.

Even if the stockholders approve the Reverse Stock Split and the Company proceeds with the Spinoff, the Company reserves the right not to effect the Reverse Stock Split if our board of directors does not deem it to be in the best interests of the Company and its stockholders. If the Reverse Stock Split is approved by our stockholders and assuming our board determines the Reverse Stock Split to be in the best interests of the Company and its stockholders, it is our intention that the Reverse Stock Split would be effected shortly after the Spinoff. However, the Reverse Stock Split may become effective on any date selected by our board of directors prior to our next annual meeting of stockholders.

The form of the proposed amendment to effect the Reverse Stock Split, as more fully described below, will effect the Reverse Stock Split but will not change the number of authorized shares of common stock or preferred stock, or the par value of our common stock or preferred stock.

The amendment to our restated certificate of incorporation relating to this proposal 1 is attached to this proxy statement as Appendix A.

Purpose

Our board of directors approved the proposal authorizing the Reverse Stock Split for the following reasons:

•	Effect of Spinoff. We believe that, following the Spinoff, the price of our common stock could decrease to a level that does not reflect what we would consider to be the true value of the Company’s common stock. We believe that the Reverse Stock Split could help to counteract any such decrease. The ultimate decision as to whether to effectuate the Reverse Stock Split and at what ratio will remain with the board of directors, but such decision is contingent upon the determination of the board of directors that is in the best interests of the Company and its stockholders to proceed with the Spinoff and with the Reverse Stock Split.

•

Increase Our Common Stock Price to a Level More Appealing for Investors. We believe that the Reverse Stock Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower priced securities and that brokerage firms may be reluctant to recommend lower priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the company available to investors. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the Reverse Stock Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Stock Split, may encourage interest and trading in our common stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for our common stock than that which currently exists.

•	Employee Morale and Retention. We believe that an increase in our common stock price could help us attract, retain and motivate qualified employees. We also believe that some potential employees are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the Reverse Stock Split results in an increase in our common stock price, we believe this will enhance our ability to attract, retain and motivate qualified employees.

There are risks associated with the Reverse Stock Split, including that the Reverse Stock Split may not result in an increase in the per share price of our common stock.

This proxy statement includes forward-looking statements, including statements regarding our intent to solicit approval of the Reverse Stock Split, the timing and ratio of the Reverse Stock Split and the potential benefits of the Reverse Stock Split, including, but not limited to, the duration and amount of any increase in our common stock price resulting from the Reverse Stock Split and any related improvement in employee morale and retention. The words “believe,” “expect,” “will,” “may” and similar phrases are intended to identify such forward-looking statements. Such statements reflect the current views and assumptions of the Company and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include, but are not limited to, risks relating to the volatility of our stock price, general market and economic conditions, the future growth of our business, the nature of the Company’s stockholders and potential stockholders, and unexpected delays in preparing, filing and mailing definitive proxy materials for the Reverse Stock Split. For a discussion of these and other risk factors that could affect our business, see “Risk Factors” in our filings with the SEC, including our Annual Report on Form 10-K for the year ended January 31, 2005.

We cannot predict whether the Reverse Stock Split will increase the market price for our common stock. The history of similar reverse stock split actions for companies in like circumstances is varied. There is no assurance that:

•	any adverse effect of the Spinoff on the market price per share of our common stock will be counteracted by the Reverse Stock Split;

•	the market price per share of our common stock after the Reverse Stock Split (the “New Shares”) will rise in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split (the “Old Shares”); or

•	we will be successful in attracting, retaining and motivating employees, or in improving morale.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Principal Effects of the Reverse Stock Split

If the stockholders approve the proposal to authorize our board of directors to implement the Reverse Stock Split, the board of directors has decided to proceed with the Spinoff, and our board of directors decides to implement the Reverse Stock Split, we will amend the existing provision of our restated certificate of incorporation relating to our authorized capital to add the following paragraph at the end thereof:

“Upon the effectiveness (the “Effective Date”) of the certificate of amendment to the restated certificate of incorporation containing this sentence, each [two (2), three (3) or four (4)] shares of the Common Stock issued and outstanding as of the date and time immediately preceding [date on which the certificate of amendment is filed], the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported in the Wall Street Journal, on the last trading day prior to the Split Effective Date (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Corporation’s board of directors).”

The Reverse Stock Split will be effected simultaneously for all our common stock and the exchange ratio will be the same for all of our common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable. The Reverse Stock Split will not affect our continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. Following the Reverse Stock Split, we would have 23,717,657 shares of common stock issued and outstanding based on the number of shares outstanding as of November 25, 2005 assuming a one for two stock split, 15,811,771 shares of common stock issued and outstanding assuming a one for three stock split, and 11,858,828 shares of common stock issued and outstanding assuming a one for four stock split.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the certificate of amendment is approved by our stockholders, the board of directors has decided to proceed with the Spinoff, and if our board of directors still believes that the Reverse Stock Split is in the best interests of the Company and its stockholders, the board of directors will select the exact ratio for the Reverse Stock Split and cause the Reverse Stock Split to be implemented. We will file the certificate of amendment with the Secretary of State of the State of Delaware at such time as our board of directors has determined the appropriate effective time for the Reverse Stock Split. Our board of directors may delay effecting the Reverse Stock Split without resoliciting stockholder approval. The Reverse Stock Split will become effective on the Split Effective Date. Beginning on the Split Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

As soon as practicable after the Split Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our common stock, as reported in the Wall Street Journal, on the last trading day prior to the Split Effective Date (or if such price is not available, the average of the last bid and asked prices of the common stock on such day or other price determined by our board of directors). The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Split Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. However, because the par value of our common stock will remain unchanged on the Split Effective Date, the components that make up the common stock capital account will change by offsetting amounts. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding. Prior periods’ per share amounts will be restated to reflect the Reverse Stock Split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our board of directors and stockholders. Other than the Reverse Stock Split proposal, our board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the Company.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a

“capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received in the Reverse Stock Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the Reverse Stock Split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should be minimal in view of the low value of the fractional interest. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

Our view regarding the tax consequence of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the Reverse Stock Split.

Proposal 1

TO AUTHORIZE OUR BOARD OF DIRECTORS TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE FOR TWO, ONE FOR THREE, OR ONE FOR FOUR REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK. THE REVERSE STOCK SPLIT WILL NOT OCCUR UNLESS THE BOARD OF DIRECTORS DETERMINES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS TO PROCEED WITH A SPINOFF OF THE COMPANY’S MERCHANDISING BUSINESS AND TO IMPLEMENT SUCH A REVERSE STOCK SPLIT.

In this Proposal 1, our stockholders are being asked to authorize our board of directors, in its sole discretion, to amend our restated certificate of incorporation to effect a Reverse Stock Split in a ratio of one for two, one for three or one for four. The exact ratio would be determined by our board in its sole discretion based on the best interests of the Company and its stockholders at that time, and would be effected at any time prior to the next annual meeting of stockholders. Stockholders are not being asked to vote on the Spinoff.

If the proposed Reverse Stock Split is approved at the special meeting, and if the board of directors has determined that it is in the best interests of the Company and its stockholders to proceed with the Spinoff, our board of directors may, in its sole discretion, at any time prior to the next annual meeting of stockholders, authorize the filing of an amendment to our restated certificate of incorporation effecting the Reverse Stock Split in the form attached to this proxy statement as Appendix A with the Secretary of State of the State of Delaware. Notwithstanding the approval of the Reverse Stock Split at the special meeting, our board of directors may, in its sole discretion, determine not to implement the Reverse Stock Split.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote on this proposal will be required for approval of the certificate of amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE OUR BOARD OF DIRECTORS IN ITS DISCRETION TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE FOR TWO, ONE FOR THREE OR ONE FOR FOUR REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK.

INFORMATION ABOUT ALLOY SECURITY OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of September 30, 2005 for (a) each of our named executive officers, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except where indicated in the footnotes below, the address for each director and executive officer listed is: c/o Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York 10001. We deem shares of Common Stock that may be acquired by an individual or group within 60 days of September 30, 2005, pursuant to the exercise of options or warrants or conversion of convertible securities, to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by such stockholders. Percentage of ownership is based on 46,645,938 shares of Common Stock outstanding on September 30, 2005.

	Shares Beneficially Owned
	Common Shares
Name of Beneficial Owner	Number		Percent (%)
Executive Officers and Directors
Matthew C. Diamond	1,372,458	(1)	2.94%
James K. Johnson, Jr.	1,353,557	(1)	2.90%
Samuel A. Gradess	1,362,280	(2)	2.92%
Robert L. Bell	235,347	(3)	*
Peter M. Graham	243,035	(4)	*
Edward A. Monnier	25,112	(5)	*
Robert Bernard	141,500	(6)	*
Anthony N. Fiore	55,049	(7)	*
Jeffrey Hollender	12,049	(8)	*
Gina R. DiGioia	74,953	(9)	*
Matthew L. Feshbach(16)	7,501,131	(10)(14)	16.08%
All current directors and executive officers as a group (11 persons)	12,376,471		26.53%
Five Percent Stockholders
Fletcher Asset Management, Inc.(11)(16)	3,374,991	(12)	7.24%
Kern Capital Management, LLC(13)(16)	3,061,000		6.56%
Michael A. Roth and Brian J. Stark(16)	3,077,507	(15)	6.60%
MLF Offshore Portfolio Company, LP and related entities(16)	7,489,082	(14)	16.06%

*	Less than 1%.
(1)	Includes (i) 250,000 shares obtainable upon the exercise of options and (ii) 10,000 shares of restricted stock issued in connection with services rendered during the fiscal year ended January 31, 2005, which shares were issued under the Company’s Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, as amended (the “1997 Plan”) and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these 10,000 shares of restricted stock lapses with respect to 2,500 shares on February 1, 2006, with respect to an additional 2,500 shares on February 1, 2007, with respect to an additional 2,500 shares on February 1, 2008 and with respect to all 10,000 shares on February 1, 2009.
(2)	Includes 250,000 shares obtainable upon the exercise of options.
(3)	Includes (i) 224,500 shares obtainable upon the exercise of options and (ii) 500 shares purchased by Mr. Bell’s spouse and currently held in a joint account with his wife.

(4)	Consists of (i) 104,376 shares obtainable upon the exercise of options, (ii) 73,860 shares obtained by the conversion of 30 shares of Series B Preferred Stock held by the Peter M. Graham Money Purchase Plan & Trust convertible into Common Stock using a 20-day trailing average closing bid price for the shares immediately preceding the trading day before the mandatory redemption date of June 15, 2005, (iii) 4,000 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 4,000 shares of restricted stock granted under the 1997 Plan lapsed with respect to 1,000 shares on July 24, 2004, with respect to an additional 1,000 shares on July 24, 2005, and will lapse with respect to an additional 1,000 shares on July 24, 2006, and with respect to all 4,000 shares on July 24, 2007; (iv) 50,000 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 50,000 shares of restricted stock granted under the 1997 Plan lapsed with respect to 16,667 shares on February 1, 2005, and lapses with respect to an additional 16,666 shares on February 1, 2006, and with respect to all 50,000 shares on February 1, 2007; (v) 10,799 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008.
(5)	Consists of (i) 10,313 shares obtainable upon the exercise of options; (ii) 4,000 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 4,000 shares of restricted stock granted under the 1997 Plan lapsed with respect to 1,000 shares on July 24, 2004, with respect to an additional 1,000 shares on July 24, 2005, and will lapse with respect to an additional 1,000 shares on July 24, 2006, and with respect to all 4,000 shares on July 24, 2007; and, (iii) 10,799 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008.
(6)	Includes (i) 37,000 shares owned by Mr. Bernard’s children; and (ii) 100,000 shares obtainable upon the exercise of options.
(7)	Includes (i) 1,250 shares obtainable upon the exercise of options; and (ii) 10,799 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008.
(8)	Consists of (i) 1,250 shares obtainable upon the exercise of options; and (ii) 10,799 shares granted as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008.
(9)	Includes (i) 58,250 shares obtainable upon the exercise of options; and (ii) 10,000 shares of restricted stock issued under the 1997 Plan and which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these 10,000 shares of restricted stock lapsed with respect to 2,500 shares on April 2, 2005 and lapses with respect to an additional 2,500 shares on April 2, 2006, with respect to an additional 2,500 shares on April 2, 2007 and with respect to all 10,000 shares on April 2, 2008.

(10)	Includes (i) 7,489,082 shares owned by MLF Offshore Portfolio Company, L.P., a limited partnership organized and existing under the laws of the Cayman Islands; (ii) 1,250 shares obtainable by Matthew L. Feshbach upon the exercise of options; and (iii) 10,799 shares granted to Matthew L. Feshbach as restricted stock under the 1997 Plan, which shares are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to the 10,799 shares of restricted stock granted under the 1997 Plan lapses with respect to 3,599 shares on February 1, 2006, with respect to an additional 3,600 shares on February 1, 2007, and with respect to all 10,799 shares on February 1, 2008. Matthew L. Feshbach’s business address is 455 North Indian Rocks Road, Suite B, Belleair Bluffs, FL 33770.
(11)	Fletcher Asset Management, Inc. is located at HSBC Tower, 29th Floor, 452 Fifth Avenue, New York, NY 10018.
(12)	Includes 1,019,291 shares subject to a currently exercisable warrant by Fletcher International, Ltd.
(13)	Kern Capital Management, LLC is located at 114 West 47th Street, Suite 1926, New York, NY 10036.
(14)	MLF Investments, LLC (MLFI), MLF Holdings, LLC (MLF Holdings), MLF Capital Management L.P. (MLF Capital), MLF Offshore Portfolio Company, L.P. (MLF Offshore), MLF Cayman GP, Ltd. (MLF Cayman) and Matthew L. Feshbach are deemed to be 10% owners of the Company. 7,489,082 shares are owned directly by MLF Offshore. Each of MLFI, MLF Capital, MLF Holdings, MLF Cayman and Matthew L. Feshbach may be deemed to have beneficial ownership of such shares and share voting and dispositive power with respect to such shares. Each of MLFI, MLF Capital and MLF Holdings is located at 455 N. Indian Rocks Road, Suite B, Belleair Bluffs, Fl 33770. MLF Offshore and MLF Cayman are located at c/o Trident Trust Company (Cayman) Ltd., One Capital Place, P.O. Box 847 GT, Grand Cayman, Cayman Islands, B.W.I.
(15)	Represents an aggregate of 3,077,507 shares held by Shepherd Investments International, Ltd. (“Shepherd”) and Stark International. Michael A. Roth and Brian J. Stark direct the management of Stark Offshore Management, LLC (“Stark Offshore”), which has sole power to direct the management of Shepherd, and Stark Onshore Management, LLC (“Stark Onshore”), which has sole power to direct the management of Stark International. The principal business office of Michael A. Roth and Brian J. Stark is located at 3600 South Lake Drive Street, St. Francis, Wisconsin 53235.
(16)	The information in this table with respect to Fletcher Asset Management, Inc., Kern Capital Management, LLC, Matthew L. Feshbach and Michael A. Roth and Brian J. Stark is based on filings on Schedule 13D, Schedule 13G and Form 4s filed by each with the SEC.

OTHER MATTERS

Our board of directors does not know of any other matter that may come before the special meeting. If any other matters are properly presented to the special meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

Our board of directors hopes that stockholders will attend the special meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the special meeting, and your cooperation will be appreciated. Stockholders of record who attend the special meeting may vote their shares even though they have sent in their proxies.

Information About Stockholder Proposals

To be considered for inclusion in our Proxy Statement relating to the 2006 Annual Meeting of Stockholders, stockholder proposals must be received no later than February 24, 2006. To be considered for presentation at such meeting, although not included in our Proxy Statement, proposals must comply with our By-laws and must be received no earlier than April 11, 2006 and no later than May 10, 2006. All stockholder proposals should be marked for the attention of the Secretary, Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York, 10001.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Gina R. DiGioia, Secretary December 5, 2005

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ALLOY, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Alloy, Inc.

2. The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by adding the following new sentences to the end of the first paragraph of Article FOURTH thereof:

“Upon the effectiveness (the “Effective Date”) of the certificate of amendment to the restated certificate of incorporation containing this sentence, each [two (2), three (3) or four (4)] shares of the Common Stock issued and outstanding as of the date and time immediately preceding [date on which the certificate of amendment is filed], the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported in the Wall Street Journal, on the last trading day prior to the Split Effective Date (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Corporation’s board of directors).”

3. The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective at 5:00 p.m., local time, on [                    , 2006].

Signed this [    ] day of [                    ], 2006.

By:
Name:	Matthew C. Diamond
Title:	Chairman of the Board and Chief Executive Officer

A-1

ALLOY, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. James K. Johnson, Jr. and Ms. Gina R. DiGioia, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of Alloy, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the special meeting of stockholders to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017 on January 12, 2006 at 9 AM local time, or any adjournment thereof. The proxies are being directed to vote as specified below, or, if no specification is made, FOR the proposal to authorize the board of directors in its discretion to amend the Company’s restated certificate of incorporation to effect a one for two, one for three or one for four reverse stock split of the issued and outstanding shares of the Company’s common stock; and in accordance with their discretion on such other matters that may properly come before the special meeting.

THE DIRECTORS RECOMMEND A VOTE FOR PROPOSAL NUMBER 1.

1.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Proposal to authorize the Company’s board of directors to amend the Company’s restated certificate of incorporation to effect a one for two, one for three or one for four reverse stock split of the issued and outstanding shares of the Company’s common stock. The reverse stock split will not occur unless the board of directors determines that it is in the best interests of the Company and its stockholders to proceed with the spinoff of the Company’s merchandising business and to implement the reverse stock split. No stockholder vote is required with respect to the spinoff.

I plan to attend the special meeting	Yes ☐	No ☐

Signature(s)	Date:

(Signature(s) must be exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this proxy.)